Exhibit 99.1

For Immediate Release

CyberOptics Founder and Chairman Steven K. Case Killed in Plane Crash

Minneapolis, MN—June 17, 2009—CyberOptics Corporation (Nasdaq: CYBE) today announced that its founder and chairman, Steven K. Case, Ph.D., was killed last night when the small plane he was flying crashed upon landing at a suburban Minneapolis airport.

Case, 60, founded CyberOptics in 1984 while still a professor of electrical engineering at the University of Minnesota. He served as CyberOptics’ president until 1998 and became the Company’s chairman in 1995. He was formerly a director of the American Electronics Association and served as a director of the Surface Mount Equipment Manufacturers Association since 2008.

Kathleen P. Iverson, president and chief executive officer, said: “Everyone at CyberOptics is shocked and deeply saddened by Steve’s death, and we extend our heartfelt condolences to his wife and family. He was a brilliant engineer, whose many inventions and technological breakthroughs not only established the foundation for CyberOptics’ success, but also helped transform the surface mount electronics industry. Most importantly, Steve was a wonderful friend and colleague to everyone who worked with him. He established a strong and capable management team, and we will do what Steve would want and that is to continue aggressively pursuing the ideas and promising opportunities he helped set in motion.”

About CyberOptics

Founded in 1984, CyberOptics Corporation is a leading provider of sensors and inspection systems that provide process yield and through-put improvement solutions for the global electronic assembly and semiconductor capital equipment markets. Our products are deployed on production lines that manufacture surface mount technology circuit boards and semiconductor process equipment. By increasing productivity and product quality, our sensors and inspection systems enable electronics manufacturers to strengthen their competitive positions in highly price-sensitive markets. Headquartered in Minneapolis, Minnesota, we conduct worldwide operations through facilities in North America, Asia and Europe.

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For additional information, contact:

Jeffrey A. Bertelsen, Chief Financial Officer

763/542-5000

Richard G. Cinquina

Equity Market Partners

904/415-1415